Exhibit 99.1
Press Release

13907 S. Minuteman Drive, Suite 500 Draper, UT 84020
www.franklincovey.com

FRANKLIN COVEY REPORTS FIRST QUARTER FISCAL 2026

FINANCIAL RESULTS

Consolidated First Quarter Revenue of $64.0 Million

Invoiced Amounts in Enterprise North America Increases 7%

Net Loss for the First Quarter Totals $3.3 Million

Adjusted EBITDA of $3.7 Million

Deferred Subscription Revenue of $100.2 Million, up 5% Year-over-Year

Liquidity Remains Strong at Over $80 Million, with $17.5 Million of Cash and No

Drawdowns on the Company’s $62.5 Million Credit Facility

Purchased $11.1 million of Common Stock During the

First Quarter Fiscal 2026

Company Affirms Annual Guidance for Fiscal 2026

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced its financial results for the first quarter of fiscal 2026, which ended on November 30, 2025.

First Quarter Fiscal 2026 Financial Overview

The Company’s consolidated revenue for Q1 FY2026 was $64.0 million compared with $69.1 million in Q1 FY2025. The Company’s financial results for Q1 FY2026 include the following:

•
Enterprise Division revenue for Q1 FY2026 totaled $47.5 million compared with $51.6 million in the prior year.
•
Enterprise Division revenue performance was impacted by a $3.9 million decrease in North America segment revenue and a $0.2 million decrease in International segment revenue. These segments were adversely affected by ongoing macroeconomic uncertainties, geopolitical trade tensions, and canceled U.S. federal government contracts.
•
Enterprise North America invoiced amounts grew 7%, or 13% excluding government business.
•
Deferred subscription revenue for the Enterprise Division increased 7% year-over-year.
•
Education Division revenue in Q1 FY2026 was $16.1 million compared with $16.5 million in the prior year.
•
Increased training, coaching, and membership subscription revenue was offset by decreased materials revenue during the quarter.
•
Consolidated subscription and subscription services revenue for Q1 FY2026 was $52.0 million compared with $55.8 million in Q1 FY2025. Subscription and contractually committed services invoiced for Q1 FY2026 totaled $26.0 million compared with $24.7 million in Q1 FY2025.
•
The Company realized a net loss for Q1 FY2026 of $(3.3) million, or $(0.27) per share, compared with net income of $1.2 million, or $0.09 per diluted share, in Q1 FY2025.
•
Adjusted EBITDA for Q1 FY2026 was $3.7 million compared with $7.7 million in the prior year.
•
Consolidated deferred subscription revenue at November 30, 2025, increased 5% to $100.2 million compared with $95.7 million at November 30, 2024.

•
At November 30, 2025, 58% of the Company’s AAP contracts in North America were for at least two years, compared with 55% at November 30, 2024, and the percentage of contracted amounts represented by multi-year contracts was 61% compared with 60% on November 30, 2024.
•
Unbilled deferred subscription revenue totaled $72.1 million at November 30, 2025, compared with $73.0 million at November 30, 2024.
•
Cash provided by operating activities for Q1 FY2026 was $0.1 million compared with $14.1 million in the prior year.
•
Free cash flow for Q1 FY2026 was $(3.7) million compared with $11.4 million in Q1 FY2025.
•
Cash and cash equivalents totaled $17.5 million compared with $53.3 million as of November 30, 2024.
•
During Q1 FY2026, the Company purchased approximately 624,000 shares of its common stock for $11.1 million. Approximately 582,000 shares were purchased in the open market under 10b5-1 trading plans and approximately 42,000 shares were withheld to cover statutory income taxes on stock-based compensation awards that vested and were issued during the first quarter.

Paul Walker, President and Chief Executive Officer commented, “Our first-quarter results are a clear reflection of the transition point we anticipated. We are pleased with the 7% growth in invoiced amounts in Enterprise North America overall, which reflects our strong performance despite macro uncertainties over the past year. Our go-to-market sales transition is now complete, and we are beginning to see the acceleration in invoiced amounts, which will translate into increased future revenue, EBITDA, and Free Cash Flow in the back-half of this year and into FY2027.”

Jessi Betjemann, Chief Financial Officer said, “During the first quarter, our healthy balance sheet enabled us to complete the $10.0 million 10b5-1 plan which we announced in August and initiate a new $20.0 million 10b5-1 plan in November. These actions demonstrate our confidence in our long-term plan and our ongoing commitment to creating shareholder value.”

Fiscal 2026 Guidance

The Company expects to return to growth in both revenue and Adjusted EBITDA in FY2026 as the benefits of its go-to-market transformation and cost reduction actions begin to increase revenue, lower costs, and flow through improved results.

Based on current expectations, the Company affirms the following guidance, in constant currency:

•
Total revenue in the range of $265 million to $275 million.
•
Adjusted EBITDA in the range of $28 million to $33 million.

This guidance reflects the positive momentum the Company is seeing and expecting in both the Enterprise and Education divisions, balanced with a disciplined view of the risks and opportunities ahead as it continues to execute in an uncertain macro environment. The Company anticipates strong invoiced growth in FY2026 which will translate into meaningful reported growth in revenue and Adjusted EBITDA in FY2027.

Earnings Conference Call

On Wednesday, January 7, 2026, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its first quarter fiscal 2026 financial results. Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/pf9hxkyt or may participate via telephone by registering at https://register-conf.media-server.com/register/BIc5fde7ac7af14614a50d6f6205048a8d. Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone. For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company. Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general macroeconomic conditions; renewals of subscription contracts; the impact of strategic projects and initiatives on future financial results; growth in and client demand for add-on services; market acceptance of new products or services, including new AAP portal upgrades and content launches; impacts from geopolitical trade tensions and the general business environment; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s current expectations, and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA and Free Cash Flow which are non-GAAP measures. The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring and headquarters moving costs. Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment, curriculum development, and content or license rights. The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods, and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results. Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income (loss), a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables. Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is the premiere organizational performance partner of choice, with directly owned and licensee partner offices providing professional services in over 160 countries and territories. With its Enterprise and Education Divisions, the Company transforms organizations by partnering with clients to build leaders, teams, and cultures that get breakthrough results through collective action. Available through the FranklinCovey All Access Pass and Leader in Me membership, FranklinCovey’s best-in-class content, solutions, experts, technology, and metrics seamlessly integrate to produce lasting behavior change at scale. Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years. Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, and numerous educational institutions and government entities. To learn more, visit www.franklincovey.comand enjoy exclusive content across FranklinCovey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact:	Media Contact:
Franklin Covey	Franklin Covey
Boyd Roberts	Debra Lund
801-817-5127	801-817-6440
investor.relations@franklincovey.com	Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2025	2024

Net revenue	$64,045	$69,086
Cost of revenue	15,671	16,375
Gross profit	48,374	52,711

Selling, general, and administrative	46,121	47,204
Restructuring costs	3,444	1,984
Building exit costs	674	-
Depreciation	1,099	950
Amortization	687	1,098
Income (loss) from operations	(3,651)	1,475
Interest income, net	19	112
Income (loss) before income taxes	(3,632)	1,587
Income tax benefit (provision)	343	(406)
Net income (loss)	$(3,289)	$1,181

Net income (loss) per share:
Basic	$(0.27)	$0.09
Diluted	(0.27)	0.09

Weighted average common shares:
Basic	12,210	13,092
Diluted	12,210	13,271

Other data:
Adjusted EBITDA(1)	$3,682	$7,674

(1) Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP measure, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2025	2024
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(3,289)	$1,181
Adjustments:
Interest income, net	(19)	(112)
Income tax provision (benefit)	(343)	406
Amortization	687	1,098
Depreciation	1,099	950
Stock-based compensation	1,429	2,167
Restructuring costs	3,444	1,984
Building exit costs	674	-
Adjusted EBITDA	$3,682	$7,674

Adjusted EBITDA margin	5.7%	11.1%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2025	2024
Revenue by Division/Segment:
Enterprise Division:
North America	$36,255	$40,137
International	11,205	11,442
	47,460	51,579
Education Division	16,092	16,464
Corporate and other	493	1,043
Consolidated	$64,045	$69,086

Gross Profit by Division/Segment:
Enterprise Division:
North America	$29,555	$32,821
International	8,673	8,977
	38,228	41,798
Education Division	9,907	10,410
Corporate and other	239	503
Consolidated	$48,374	$52,711

Adjusted EBITDA by Division/Segment:
Enterprise Division:
North America	$5,269	$8,744
International	2,434	1,420
	7,703	10,164
Education Division	(936)	266
Corporate and other	(3,085)	(2,756)
Consolidated	$3,682	$7,674

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$17,525	$31,698
Accounts receivable, less allowance for
credit losses of $2,994 and $2,929	59,135	68,415
Inventories	5,303	5,165
Prepaid expenses and other current assets	27,061	24,199
Total current assets	109,024	129,477

Property and equipment, net	13,527	14,324
Intangible assets, net	33,862	34,551
Goodwill	31,220	31,220
Deferred income tax assets	233	231
Other long-term assets	33,397	33,109
	$221,263	$242,912

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$831	$823
Accounts payable	5,531	8,780
Deferred revenue	96,010	106,534
Customer deposits	24,971	16,327
Accrued liabilities	21,389	24,828
Total current liabilities	148,732	157,292

Other liabilities	13,423	14,718
Deferred income tax liabilities	5,096	3,991
Total liabilities	167,251	176,001

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	229,327	230,251
Retained earnings	122,983	126,272
Accumulated other comprehensive loss	(1,238)	(1,032)
Treasury stock at cost, 15,053 and 14,565 shares	(298,413)	(289,933)
Total shareholders' equity	54,012	66,911
	$221,263	$242,912

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2025	2024
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,289)	$1,181
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	1,786	2,048
Amortization of capitalized curriculum costs	1,189	1,033
Stock-based compensation	1,429	2,167
Deferred income taxes	1,105	(216)
Amortization of right-of-use operating lease assets	247	162
Changes in working capital	(2,369)	7,770
Net cash provided by operating activities	98	14,145

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,727)	(998)
Curriculum development costs	(2,023)	(1,432)
Reacquisition of license rights	-	(324)
Net cash used for investing activities	(3,750)	(2,754)

Free Cash Flow	$(3,652)	$11,391